Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption "Experts" in the Registration Statement (Form F-3 No. 333-276216) and related Prospectus of Metals Acquisition Limited for the registration of 55,640,065 Ordinary Shares and to the incorporation by reference therein of our report dated March 28, 2024, with respect to the consolidated financial statements of Metals Acquisition Limited included in its Annual Report (Form 20-F) for the year ended December 31, 2023, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Toronto, Canada

July 3, 2024